Exhibit 99.3

Item 15.   Exhibits and Financial Statement Schedules

(a)           Documents filed as a part of this report:

1.	Financial Statements
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets-December 31, 2008 and 2007	F-2
Consolidated Statements of Operations-
Years Ended December 31, 2008, 2007 and 2006	F-3
Consolidated Statements of Shareholders’ Equity-
Years Ended December 31, 2008, 2007 and 2006	F-4
Consolidated Statements of Cash Flows-
Years Ended December 31, 2008, 2007 and 2006	F-5
Notes to Consolidated Financial Statements	F-6 to F-28

2.        Financial Statement Schedule
Schedule III
Real Estate and Accumulated Depreciation	F-29 to F-30
All other schedules have been omitted because of the absence of conditions under which they are required or because the required information is given in the above-listed financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Tanger Factory Outlet Centers, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Tanger Factory Outlet Centers, Inc. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting (not presented herein) included under Item 9A(b) of Tanger Factory Outlet Centers Inc.'s 2008 Annual Report on Form 10-K.  Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests and certain convertible debt instruments and the manner in which it computes earnings per share effective January 1, 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Greensboro, North Carolina
February 27, 2009, except with respect to our opinion on the consolidated financial statements and financial statement schedule insofar as it relates to the effects of the changes in accounting for noncontrolling interests and certain convertible debt instruments and in the computation of earnings per share discussed in Note 2, as to which the date is July 2, 2009.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS
(As adjusted)
(in thousands, except share and per share data)

	December 31,

	2008	2007
ASSETS
Rental property
Land	$135,689	$130,075
Buildings, improvements and fixtures	1,260,243	1,104,459
Construction in progress	3,823	52,707
	1,399,755	1,287,241
Accumulated depreciation	(359,301)	(312,638)
Rental property, net	1,040,454	974,603
Cash and cash equivalents	4,977	2,412
Investments in unconsolidated joint ventures	9,496	10,723
Deferred charges, net	37,750	44,540
Other assets	29,248	27,870
Total assets	$1,121,925	$1,060,148

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $9,137 and $12,102 respectively)	$390,363	$487,398
Unsecured term loan	235,000	---
Mortgages payable (including premium of $0 and $1,046, respectively)	---	173,724
Unsecured lines of credit	161,500	33,880
Total debt	786,863	695,002
Construction trade payables	11,968	23,813
Accounts payable and accrued expenses	57,191	47,185
Total liabilities	856,022	766,000

Commitments and contingencies

Equity
Tanger Factory Outlet Centers, Inc. shareholders’ equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 authorized, 3,000,000 shares issued and outstanding at
December 31, 2008 and 2007	75,000	75,000
Common shares, $.01 par value, 150,000,000 authorized, 31,667,501 and 31,329,241 shares issued and outstanding at
December 31, 2008 and 2007, respectively	317	313
Paid in capital	371,190	364,107
Distributions in excess of earnings	(201,679)	(174,523)
Accumulated other comprehensive loss	(9,617)	(6,301)
Equity attributable to shareholders of Tanger Factory Outlet Centers, Inc.	235,211	258,596
Equity attributable to noncontrolling interest in Operating Partnership	30,692	35,552
Total equity	265,903	294,148
Total liabilities and equity	$1,121,925	$1,060,148

 The accompanying notes are an integral part of these consolidated financial statements.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
(As adjusted)
(in thousands, except per share data)

	For the years ended December 31,

	2008	2007	2006
REVENUES
Base rentals	$159,068	$146,824	$138,101
Percentage rentals	7,058	8,757	7,182
Expense reimbursements	72,004	65,978	58,397
Other income	7,261	7,206	7,282
Total revenues	245,391	228,765	210,962

EXPENSES
Property operating	81,897	74,383	68,302
General and administrative	22,264	19,007	16,706
Depreciation and amortization	62,329	63,810	57,012
Total expenses	166,490	157,200	142,020
Operating income	78,901	71,565	68,942
Interest expense (including prepayment premium and deferred loan cost write off of $406 and $917 in 2008 and 2006, respectively)	41,125	42,600	41,709
Loss on settlement of U.S. treasury rate locks	8,910	---	---
Income before equity in earnings of unconsolidated
joint ventures and discontinued operations	28,866	28,965	27,233
Equity in earnings of unconsolidated joint ventures	852	1,473	1,268
Income from continuing operations	29,718	30,438	28,501
Discontinued operations	---	118	14,198
Net income	29,718	30,556	42,699
Noncontrolling interest in Operating Partnership	(3,932)	(4,098)	(6,170)
Net income attributable to shareholders of Tanger Factory Outlet
Centers, Inc.	$25,786	$26,458	$36,529

Basic earnings per common share:
Income from continuing operations	$.63	$.65	$.61
Discontinued operations	---	---	.39
Net income attributable to common shareholders of Tanger Factory
Outlet Centers, Inc.	.63	.65	1.00

Diluted earnings per common share:
Income from continuing operations	$.62	$.64	$.61
Discontinued operations	---	---	.38
Net income attributable to common shareholders of Tanger Factory
Outlet Centers, Inc.	.62	.64	.99

Amounts attributable to shareholders of Tanger Factory
Outlet Centers, Inc.:
Income from continuing operations	$25,786	$26,360	$24,685
Discontinued operations	---	98	11,844
Net income	25,786	26,458	36,529

 The accompanying notes are an integral part of these consolidated financial statements.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF EQUITY
(As adjusted)
 (in thousands, except share and per share data)
	Preferred shares	Common shares	Paid in capital	Distributions in excess of earnings	Deferred compensation	Accumulated other comprehensive income (loss)	Total shareholders’ equity	Noncontrolling interest in Operating Partnership	Total equity
Balance, December 31, 2005 as previously reported	$ 55,000	$ 307	$ 338,688	$ (140,738)	$ (5,501)	$ 2,458	$250,214	$ ---	$ 250,214
Effect of adoption of FAS 160	-	-	-	-	-	-	-	49,366	49,366
Balance, December 31, 2005 as adjusted	$ 55,000	$ 307	$ 338,688	$ (140,738)	$ (5,501)	$ 2,458	$250,214	49,366	$ 299,580
Comprehensive income:
Net income	-	-	-	36,529	-	-	36,529	6,170	42,699
Other comprehensive income	-	-	-	-	-	770	770	154	924
Total comprehensive income	-	-	-	36,529	-	770	37,299	6,324	43,623
Reclassification of deferred compensation	-	-	(5,501)	-	5,501	-			-
Issuance of $149.5 million exchangeable notes			14,679				14,679	-	14,679
Compensation under Incentive Award Plan	-	-	2,675	-	-	-	2,675	-	2,675
Issuance of 130,620 common shares upon
exercise of options	-	1	2,381	-	-	-	2,382	-	2,382
Issuance of 800,000 7.5% Class C
preferred shares, net of issuance
costs of $555	20,000	-	(555)	-	-		19,445	-	19,445
Grant of 162,000 restricted shares,
net of forfeitures	-	2	(2)	-	-	-	-	-	-
Adjustment for noncontrolling interest in Operating
Partnership	-	-	6,274	-	-		6,274	(6,274)	-
Preferred dividends ($1.8802 per share)	-	-	-	(5,262)	-	-	(5,262)	-	(5,262)
Common dividends ($1.343 per share)	-	-	-	(41,532)	-	-	(41,532)	-	(41,532)
Distributions to noncontrolling interest
in Operating Partnership	-	-	-	-	-	-	-	(8,145)	(8,145)
Balance, December 31, 2006	75,000	310	358,639	(151,003)	-	3,228	286,174	41,271	327,445
Comprehensive income:
Net income	-	-	-	26,458	-		26,458	4,098	30,556
Other comprehensive (loss)	-	-	-	-	-	(9,529)	(9,529)	(1,874)	(11,403)
Total comprehensive income	-	-	-	26,458	-	(9,529)	16,929	2,224	19,153
Compensation under Incentive Award Plan	-	-	4,059	-	-	-	4,059	-	4,059
Issuance of 117,905 common shares upon
exercise of options	-	1	2,084	-	-		2,085	-	2,085
Grant of 170,000 restricted shares,
net of forfeitures	-	2	(2)	-	-			-	-
Adjustment for noncontrolling interest
in Operating Partnership	-	-	(673)	-	-		(673)	673	-
Preferred dividends ($1.875 per share)	-	-	-	(5,625)	-	-	(5,625)	-	(5,625)
Common dividends ($1.42 per share)	-	-	-	(44,353)	-	-	(44,353)	-	(44,353)
Distributions to noncontrolling interest
in Operating Partnership	-	-	-	-	-	-	-	(8,616)	(8,616)
Balance, December 31, 2007	75,000	313	364,107	(174,523)	-	(6,301)	258,596	35,552	294,148
Comprehensive income:
Net income	-	-	-	25,786	-	-	25,786	3,932	29,718
Other comprehensive (loss)	-	-	-	-	-	(3,316)	(3,316)	(647)	(3,963)
Total comprehensive income	-	-	-	25,786	-	(3,316)	22,470	3,285	25,755
Compensation under Incentive Award Plan	-	-	5,391	-	-	-	5,391	-	5,391
Issuance of 148,260 common shares upon
exercise of options	-	2	2,646	-	-		2,648	-	2,648
Grant of 190,000 restricted shares	-	2	(2)	-	-	-			-
Adjustment for noncontrolling interest in
Operating Partnership	-	-	(952)	-	-		(952)	952	-
Preferred dividends ($1.875 per share)	-	-	-	(5,625)	-	-	(5,625)	-	(5,625)
Common dividends ($1.50 per share)	-	-	-	(47,317)	-	-	(47,317)	-	(47,317)
Distributions to noncontrolling interest
in Operating Partnership	-	-	-	-	-	-	-	(9,097)	(9,097)
Balance, December 31, 2008	$ 75,000	$ 317	$ 371,190	$ (201,679)	$ -	$ (9,617)	235,211	30,692	$ 265,903

The accompanying notes are an integral part of these consolidated financial statements.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
(As adjusted)
(in thousands)

	For the years ended December 31,

	2008	2007	2006
OPERATING ACTIVITIES:
Net income	$29,718	$30,556	$42,699
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including discontinued operations)	62,383	63,954	57,319
Amortization of deferred financing costs	1,632	1,666	1,675
Equity in earnings of unconsolidated joint ventures	(852)	(1,473)	(1,268)
Distributions received from unconsolidated joint ventures	3,540	3,220	2,300
Loss on settlement of U.S. treasury rate locks	8,910	---	---
Compensation expense related to restricted shares and options granted	5,391	4,059	2,675
Amortization of debt premiums and discounts, net	1,510	22	(1,546)
Gain on sale of real estate	---	(6)	(13,833)
Gain on sale of outparcels of land	---	---	(402)
Net accretion of market rent rate adjustment	(356)	(1,147)	(1,464)
Straight-line base rent adjustment	(3,195)	(2,868)	(2,219)
Increases (decreases) due to changes in:
Other assets	(1,060)	(4,861)	259
Accounts payable and accrued expenses	(10,651)	5,466	2,195
Net cash provided by operating activities	96,970	98,588	88,390
INVESTING ACTIVITIES:
Additions of rental properties	(127,298)	(85,030)	(79,434)
Additions to investments in unconsolidated joint ventures	(1,577)	---	(2,020)
Return of equity from unconsolidated joint ventures	---	1,281	---
Additions to deferred lease costs	(4,608)	(3,086)	(3,260)
Net proceeds from sales of real estate	---	2,032	21,378
Net cash used in investing activities	(133,483)	(84,803)	(63,336)
FINANCING ACTIVITIES:
Cash dividends paid	(52,942)	(49,978)	(46,794)
Distributions to operating partnership minority interest	(9,097)	(8,616)	(8,145)
Net proceeds from sale of preferred shares	---	---	19,445
Proceeds from borrowings and issuance of debt	759,645	152,000	279,175
Repayments of debt	(669,703)	(121,911)	(261,942)
Additions to deferred financing costs	(2,166)	(534)	(4,157)
Proceeds from tax increment financing	10,693	7,128	505
Proceeds from exercise of options	2,648	2,085	2,382
Net cash provided by (used in) financing activities	39,078	(19,826)	(19,531)
Net increase (decrease) in cash and cash equivalents	2,565	(6,041)	5,523
Cash and cash equivalents, beginning of year	2,412	8,453	2,930
Cash and cash equivalents, end of year	$4,977	$2,412	$8,453

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As adjusted)

1.	Organization of the Company

Tanger Factory Outlet Centers, Inc. and subsidiaries is one of the largest owners and operators of factory outlet centers in the United States.  We are a fully-integrated, self-administered and self-managed real estate investment trust, or REIT, which focuses exclusively on developing, acquiring, owning, operating and managing factory outlet shopping centers.  As of December 31, 2008, we owned and operated 30 outlet centers, with a total gross leasable area of approximately 8.8 million square feet.  All references to gross leasable area and square feet contained in the notes to the consolidated financial statements are unaudited.  These factory outlet centers were 97% occupied and contained over 1,900 stores, representing approximately 370 store brands.  Also, we operated and had partial ownership interests in three outlet centers totaling approximately 1.4 million square feet.

Our factory outlet centers and other assets are held by, and all of our operations are conducted by, Tanger Properties Limited Partnership and subsidiaries.  Accordingly, the descriptions of our business, employees and properties are also descriptions of the business, employees and properties of the Operating Partnership.  Unless the context indicates otherwise, the term “Company” refers to Tanger Factory Outlet Centers, Inc. and subsidiaries and the term “Operating Partnership” refers to Tanger Properties Limited Partnership and subsidiaries.  The terms “we”, “our” and “us” refer to the Company or the Company and the Operating Partnership together, as the text requires.

We own the majority of the units of partnership interest issued by the Operating Partnership through our two wholly-owned subsidiaries, the Tanger GP Trust and the Tanger LP Trust.  The Tanger GP Trust controls the Operating Partnership as its sole general partner.  The Tanger LP Trust holds a limited partnership interest.  The Tanger family, through its ownership of the Tanger Family Limited Partnership holds the remaining units as a limited partner.  Stanley K. Tanger, our Chairman of the Board, is the sole general partner of the Tanger Family Limited Partnership.

As of December 31, 2008, our wholly-owned subsidiaries owned 15,833,751 units of the Operating Partnership and the Tanger Family Limited Partnership owned the remaining 3,033,305 units.  Each Tanger Family Limited Partnership unit is exchangeable for two of our common shares, subject to certain limitations to preserve our status as a REIT.

2.   Summary of Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements include our accounts, our wholly-owned subsidiaries, as well as the Operating Partnership and its subsidiaries.  Intercompany balances and transactions have been eliminated in consolidation.  Investments in real estate joint ventures that represent noncontrolling ownership interests are accounted for using the equity method of accounting.

In 2003, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 46 (Revised 2003): “Consolidation of Variable Interest Entities: An Interpretation of ARB No. 51”, or FIN 46R, which clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  The provisions of FIN 46R were effective for all variable interests in variable interest entities in 2004 and thereafter.  We have evaluated the Deer Park, Wisconsin Dells and Myrtle Beach Hwy 17 joint ventures, Note 4, and have determined that, under the current facts and circumstances, we are not required to consolidate these entities under the provisions of FIN 46R.

Adoption of New Accounting Pronouncements –

FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)”

Effective January 1, 2009, we retrospectively adopted Financial Accounting Standards Board staff position FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP 14-1”).  In August 2006 we issued $149.5 million of Exchangeable Notes at an interest rate of 3.75 % due 2026, or the Exchangeable Notes.  These Exchangeable Notes are within the scope of FSP 14-1, which requires bifurcation of the Exchangeable Notes into a debt component that is initially recorded at fair value and an equity component.  The difference between the fair value of the debt component and the initial proceeds from issuance of the instrument is recorded as a component of equity.  The liability component of the debt instrument is accreted to par using the effective interest method over the remaining life of the debt (the first redemption date in August 2011).  The accretion is reported as a component of interest expense.  The equity component is not subsequently re-valued as long as it continues to qualify for equity treatment. Upon implementation of this accounting change we did the following:

•
We concluded that the difference between the fair value of the debt component at issuance and the initial proceeds received was approximately $15.0 million based on a market interest rate of 6.11%.  Therefore, we recorded an increase to equity of approximately $15.0 million.  The corresponding debt discount of $15.0 million recognized was as a reduction to the carrying value of the Exchangeable Notes on the balance sheets.

The Exchangeable Notes issued in 2006 have an outstanding principal amount of $149.5 million and are reflected on our consolidated balance sheets as follows:

	2008	2007
Equity component carrying amount	$ 15.0	$ 15.0
Unamortized debt discount	$ 8.5	$ 11.3
Net debt carrying amount	$141.0	$138.2

•
We also reclassified approximately $363,000 of unamortized financing costs to shareholders’ equity as these costs were attributable to the issuance of the conversion feature associated with the Exchangeable Notes.

•
Interest expense, net of additional capitalized amounts and reduction in loan cost amortization as a result of the reclassification of capitalized loan costs, for the years ended December 31, 2008, 2007 and 2006, respectively, includes approximately $2.7 million, $2.5 million and $934,000 of additional non-cash interest expense related to the accretion of the debt discounts.  For the years ended December 31, 2008, 2007 and 2006, respectively, contractual interest incurred was $5.6 million, $5.6 million and $2.1 million.

•
Additional depreciation expense of approximately $3,000 was recognized in 2008 related to additional interest that was capitalized for projects during 2006, 2007 and 2008.  These projects were placed in-service during the second half of 2008.

•
As a result of the retrospective application of FSP APB 14-1, income from continuing operations and net income were reduced by approximately $2.7 million, $2.5 million and $934,000, respectively for the years ended December 31, 2008, 2007 and 2006.  The revised diluted earnings per common share amounts for the years ended December 31, 2008, 2007 and 2006, respectively, were reduced by $.07, $.06 and $.03 per share from their originally recorded amounts.

FAS 160 “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”, or FAS 160.  We adopted the provisions of FAS 160 effective January 1, 2009 and adopted the recent revisions to EITF Topic D-98 “Classification and Measurements of Redeemable Securities”, which became effective upon our adoption of FAS 160.  This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  FAS 160 clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the consolidated balance sheet and the noncontrolling interest's share of earnings is included in consolidated net income. The calculation of earnings per share continues to be based on income amounts attributable to the Company.  FAS 160 requires retrospective adoption of the presentation and disclosure requirements for existing noncontrolling interests.  All other requirements of FAS 160 shall be applied prospectively.  Upon adoption of FAS 160 we did the following:

•
We reclassified the noncontrolling interest of the Operating Partnership from the mezzanine section of our balance sheets to equity but separate from the equity attributable to the shareholders of the Company.  This reclassification totaled $30.7 million and $35.6 million as of December 31, 2008 and 2007, respectively.

We display on the statements of operations net income at levels that include the amounts attributable to both the Company and the noncontrolling interest.  We also display the amounts of net income attributable to the Company and to the noncontrolling interest.  Previously, net income attributable to the noncontrolling interest was reported as an expense or other deduction in arriving at net income.

FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”

On January 1, 2009, we adopted FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP 03-6-1”).  FSP 03-6-1 addresses whether instruments granted in share-based payment awards are participating securities prior to vesting, and therefore, need to be included in the earnings allocation when computing earnings per share under the two-class method as described in SFAS No. 128. In accordance with FSP 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. Upon adoption, all prior-period earnings per share data are required to be adjusted retrospectively.  The revised diluted earnings per common share amounts for years ended December 31, 2008, 2007 and 2006, respectively, were reduced by $.02, $.02 and $.01 per share from their originally recorded amounts.

Noncontrolling interests – “Noncontrolling interest in Operating Partnership” reflects the Tanger Family Limited Partnership’s percentage ownership of the Operating Partnership’s units.  Income is allocated to Tanger Family Limited Partnership based on its respective ownership interest.  The amount reported as noncontrolling interest in Operating Partnership has been adjusted $9.1 million during 2006 to reflect a revised rebalancing of the net assets of the Operating Partnership ascribed to the noncontrolling unit holders as of December 31, 2005. The revision is reflected through paid in capital and had no effect on net income.

Related Parties – We account for related party transactions under the guidance of FASB Statement No. 57 “Related Party Disclosures”.  The Tanger Family Limited Partnership, see Note 1, is a related party which holds a limited partnership interest in and is the noncontrolling interest of the Operating Partnership.  Stanley K. Tanger, the Company’s Chairman of the Board, is the sole general partner of the Tanger Family Limited Partnership.  The only material related party transaction with the Tanger Family Limited Partnership is the payment of quarterly distributions of earnings which were approximately $9.1 million, $8.6 million and $8.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The nature of our relationships and the related party transactions for our unconsolidated joint ventures are discussed in Note 4.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Operating Segments - We aggregate the financial information of all centers into one reportable operating segment because the centers all have similar economic characteristics and provide similar products and services to similar types and classes of customers.

Rental Property - Rental properties are recorded at cost less accumulated depreciation.  Costs incurred for the construction and development of properties, including certain general and overhead costs, are capitalized.  The amount of general and overhead costs capitalized is based on our estimate of the amount of costs directly related to the construction or development of these assets.  Direct costs to acquire assets are capitalized once the acquisition becomes probable.  Depreciation is computed on the straight-line basis over the estimated useful lives of the assets.  We generally use estimated lives ranging from 25 to 33 years for buildings and improvements, 15 years for land improvements and seven years for equipment.  Expenditures for ordinary maintenance and repairs are charged to operations as incurred while significant renovations and improvements, including tenant finishing allowances, which improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life.  Interest costs are capitalized during periods of active construction for qualified expenditures based upon interest rates in place during the construction period until construction is substantially complete.  Capitalized interest costs are amortized over lives which are consistent with the constructed assets.

In accordance with FASB Statement No. 141 “Business Combinations”, or FAS 141, we allocate the purchase price of acquisitions based on the fair value of land, building, tenant improvements, debt and deferred lease costs and other intangibles, such as the value of leases with above or below market rents, origination costs associated with the in-place leases, the value of in-place leases and tenant relationships, if any.  We depreciate the amount allocated to building, deferred lease costs and other intangible assets over their estimated useful lives, which generally range from three to 33 years.  The values of the above and below market leases are amortized and recorded as either an increase (in the case of below market leases) or a decrease (in the case of above market leases) to rental income over the remaining term of the associated lease.  The values of below market leases that are considered to have renewal periods with below market rents are amortized over the remaining term of the associated lease plus the renewal periods.  The value associated with in-place leases is amortized over the remaining lease term and tenant relationships is amortized over the expected term, which includes an estimated probability of the lease renewal.  If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related intangibles is written off.  The tenant improvements and origination costs are amortized as an expense over the remaining life of the lease (or charged against earnings if the lease is terminated prior to its contractual expiration date).  We assess fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.

Buildings, improvements and fixtures consist primarily of permanent buildings and improvements made to land such as landscaping and infrastructure and costs incurred in providing rental space to tenants.  Interest costs capitalized during 2008, 2007 and 2006 amounted to $1.7 million, $1.8 million and $2.3 million, respectively, and internal development costs capitalized amounted to $1.8 million, $1.4 million and $944,000, respectively.  Depreciation expense related to rental property included in income from continuing operations for each of the years ended December 31, 2008, 2007 and 2006 was $49.8 million, $50.4 million and $40.2 million, respectively.

The pre-construction stage of project development involves certain costs to secure land control and zoning and complete other initial tasks essential to the development of the project.  Direct costs to acquire assets are capitalized once the acquisition becomes probable.  These costs are transferred from other assets to construction in progress when the pre-construction tasks are completed.  Costs of unsuccessful pre-construction or acquisition efforts are charged to operations when the project is no longer probable.

Cash and Cash Equivalents - All highly liquid investments with an original maturity of three months or less at the date of purchase are considered to be cash equivalents.  Cash balances at a limited number of banks may periodically exceed insurable amounts.  We believe that we mitigate our risk by investing in or through major financial institutions.  Recoverability of investments is dependent upon the performance of the issuer.  At December 31, 2008 and 2007, respectively, we had cash equivalent investments in highly liquid money market accounts at major financial institutions of $1.4 million and $1.0 million.

Deferred Charges – Deferred charges includes deferred lease costs and other intangible assets consisting of fees and costs incurred, including certain general and overhead costs, to originate operating leases and are amortized over the average minimum lease term of 5 years.  Deferred lease costs and other intangible assets also include the value of leases and origination costs deemed to have been acquired in real estate acquisitions in accordance with FAS 141.  See “Rental Property” under this section above for a discussion.  Deferred financing costs include fees and costs incurred to obtain long-term financing and are amortized over the terms of the respective loans using the straight line method which approximates the effective interest method.  Unamortized deferred financing costs are charged to expense when debt is retired before the maturity date.

Guarantees of Indebtedness - In November 2002, the FASB issued Interpretation No. 45, “Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, or FIN 45, which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees.  FIN 45 applies to all guarantees entered into or modified after December 31, 2002.  Based on this criterion, the guarantees of indebtedness by us in Deer Park and Wisconsin Dells, see Note 4, are accounted for under the provisions of FIN 45.  FIN 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee; this is the obligation to stand ready to perform in the event that specified triggering events or conditions occur.  The initial measurement of this liability is the fair value of the guarantee at inception.  The recognition of the liability is required even if it is not probable payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements.  We recorded at inception the fair value of our guarantees of the Deer Park and Wisconsin Dells joint venture’s debt as debits to our investments in Deer Park and Wisconsin Dells and credits to a liability.  We have elected to account for the release from obligation under the guarantees by the straight-line method over the life of the guarantees.  The recorded remaining values of the guarantees were $1.5 million and $1.0 million at December 31, 2008 and 2007, respectively.

Captive Insurance – Our wholly-owned subsidiary, Northline Indemnity, LLC, is responsible for losses up to certain levels for property damage (including wind damage from hurricanes) prior to third-party insurance coverage.  Insurance losses are reflected in property operating expenses and include estimates of costs incurred, both reported and unreported.

Impairment of Long-Lived Assets – Rental property held and used by us is reviewed for impairment in the event that facts and circumstances indicate the carrying amount of an asset group may not be recoverable. In such an event, we compare the estimated future undiscounted cash flows associated with the asset group to the asset group’s carrying amount, and if less, recognize an impairment loss in an amount by which the carrying amount exceeds its fair value.  Fair value for purposes of an impairment test is calculated as the estimated, discounted future cash flows associated with the asset.  We believe that no impairment existed at December 31, 2008.

In February 2008, the FASB issued FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157”, which delays the effective date of FAS 157 to January 1, 2009 for us for all nonfinancial assets and nonfinancial liabilities, except for items recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  Rental property is considered a nonfinancial asset and the testing of it for impairment is considered nonrecurring in nature.  Effective January 1, 2009, fair value in the context of an impairment evaluation will be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Real estate assets designated as held for sale are stated at the lower of their carrying value or their fair value less costs to sell.  We classify real estate as held for sale when it meets the requirements of FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, or FAS 144, and our Board of Directors approves the sale of the assets.  Subsequent to this classification, no further depreciation is recorded on the assets.  The operating results of real estate assets designated as held for sale and for assets sold are included in discontinued operations for all periods presented in our results of operations.

Derivatives - We selectively enter into interest rate protection agreements to mitigate changes in interest rates on our variable rate borrowings.  The notional amounts of such agreements are used to measure the interest to be paid or received and do not represent the amount of exposure to loss.  None of these agreements are used for speculative or trading purposes.

We recognize all derivatives as either assets or liabilities in the consolidated balance sheets and measure those instruments at their fair value in accordance with FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by FAS 137, FAS 138 and FAS 157, collectively FAS 133.  FAS 133 also requires us to measure the effectiveness, as defined by FAS 133, of all derivatives.  We formally document our derivative transactions, including identifying the hedge instruments and hedged items, as well as our risk management objectives and strategies for entering into the hedge transaction.  At inception and on a quarterly basis thereafter, we assess the effectiveness of derivatives used to hedge transactions. If a cash flow hedge is deemed effective, we record the change in fair value in other comprehensive income.  If after assessment it is determined that a portion of the derivative is ineffective, then that portion of the derivative's change in fair value will be immediately recognized in earnings.

Income Taxes - We operate in a manner intended to enable us to qualify as a REIT under the Internal Revenue Code, or the Code.  A REIT which distributes at least 90% of its taxable income to its shareholders each year and which meets certain other conditions is not taxed on that portion of its taxable income which is distributed to its shareholders.  We intend to continue to qualify as a REIT and to distribute substantially all of our taxable income to our shareholders.  Accordingly, no provision has been made for Federal income taxes.  In addition, we continue to evaluate uncertain tax positions in accordance with FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”.  Concurrent with its adoption on January 1, 2007, we did not record a provision for uncertain income tax benefits, and this has remained unchanged.  The tax years 2005 – 2008 remain open to examination by the major tax jurisdictions to which we are subject.

In November 2005, we issued 7.5% Class C Cumulative Preferred Shares (liquidation preference $25.00 per share), or Class C Preferred Shares.  We paid preferred dividends per share of $1.875 in 2008 and 2007, respectively, all of which was treated as ordinary income.  In 2006, we paid $1.88 per share, of which $1.71 was treated as ordinary income and $.17 of which was treated as a capital gain distribution.

For income tax purposes, distributions paid to common shareholders consist of ordinary income, capital gains, return of capital or a combination thereof.  Dividends per share were taxable as follows:

Common dividends per share:	2008	2007	2006
Ordinary income	$ 1.097	$ 1.320	$ 1.118
Capital gain	---	---	.123
Return of capital	.403	.100	.102
	$ 1.500	$ 1.420	$ 1.343

The following reconciles net income available to common shareholders to taxable income available to common shareholders for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Net income attributable to shareholders	$ 25,786	$ 26,458	$ 36,529
Preferred share dividends paid	(5,625)	(5,625)	(5,262)
Book/tax difference on:
Depreciation and amortization	15,643	19,474	16,606
Gain (loss) on sale or disposal of real estate	(1,181)	(1,018)	(8,812)
Equity in earnings (loss) from unconsolidated
joint ventures	(8,000)	(302)	892
Stock option compensation	(3,016)	(2,653)	(1,761)
Other differences	(5,375)	(2,676)	(5,857)
Taxable income available to common shareholders	$ 18,232	$ 33,658	$ 32,335

Revenue Recognition – Base rentals are recognized on a straight-line basis over the term of the lease.  Straight-line rent adjustments recorded in other assets were approximately $12.3 million and $9.3 million, respectively as of December 31, 2008 and 2007.  Substantially all leases contain provisions which provide additional rents based on tenants’ sales volume (“percentage rentals”) and reimbursement of the tenants’ share of advertising and promotion, common area maintenance, insurance and real estate tax expenses.  Percentage rentals are recognized when specified targets that trigger the contingent rent are met.  Expense reimbursements are recognized in the period the applicable expenses are incurred.  Payments received from the early termination of leases are recognized as revenue from the time the payment is receivable until the tenant vacates the space.  The values of the above and below market leases are amortized and recorded as either an increase (in the case of below market leases) or a decrease (in the case of above market leases) to rental income over the remaining term of the associated lease.  If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related above or below market lease value will be written off.

We provide management, leasing and development services for a fee for certain properties that are not owned by us or that we partially own through a joint venture.  Fees received for these services are recognized as other income when earned.

Concentration of Credit Risk - We perform ongoing credit evaluations of our tenants.  Although the tenants operate principally in the retail industry, the properties are geographically diverse.  No single tenant accounted for 10% or more of combined base and percentage rental income or gross leasable area during 2008, 2007 or 2006.

The Foley, Alabama and Riverhead, New York centers are the only properties that comprise more than 10% of our consolidated gross revenues or consolidated total assets.  The Foley outlet center, acquired in December 2003, represented 10% of our consolidated total assets as of December 31, 2008.  The Foley outlet center is 557,185 square feet and underwent a major reconfiguration and renovation in 2007 and 2008.  The Riverhead center, originally constructed in 1994, represented 12% of our consolidated total revenues for the year ended December 31, 2008.  The Riverhead center is 729,315 square feet.

Supplemental Cash Flow Information - We purchase capital equipment and incur costs relating to construction of new facilities, including tenant finishing allowances.  Expenditures included in construction trade payables as of December 31, 2008, 2007 and 2006 amounted to $12.0 million, $23.8 million and $23.5 million, respectively. Interest paid, net of interest capitalized, in 2008, 2007 and 2006 was $40.5 million, $40.5 million and $40.2 million, respectively.  Interest paid for 2008 includes a prepayment premium for the early extinguishment of the Capmark mortgage (see Note 7) of approximately $406,000.  Interest paid for 2006 includes a prepayment premium for the early extinguishment of the Woodman of the World Life Insurance Society mortgage debt (see Note 7) of approximately $609,000.

During the second quarter of 2008, upon the closing of our LIBOR based unsecured term loan facility, we determined that we were unlikely to enter into a US Treasury based debt offering.  In accordance with FAS 133, we reclassified to earnings in the period the amount recorded in other comprehensive income, $17.8 million, related to these derivatives.  This amount had been frozen as of March 31, 2008 when we determined that the probability of the forecast transaction was “reasonably possible” instead of “probable”.  Effective April 1, 2008, we discontinued hedge accounting and the changes in the fair value of the derivative contracts subsequent to April 1, 2008 resulted in a gain of $8.9 million.  The accounting treatment of these derivatives resulted in a net loss on settlement of $8.9 million which has been reflected in the statement of cash flows as a non-cash operating activity.  The $8.9 million cash settlement of the derivatives during the second quarter was reflected in the statement of cash flows as a change in accounts payable and accrued expenses.

Accounting for Stock Based Compensation - We may issue non-qualified share options and other share-based awards under the Amended and Restated Incentive Award Plan, or the Incentive Award Plan.  Effective January 1, 2006, we adopted FASB Statement No. 123 (revised 2004), “Share-Based Payment”, or FAS 123R, under the modified prospective method. Since we had previously accounted for our share-based compensation plan under the fair value provisions of FAS No. 123, our adoption did not significantly impact our financial position or our results of operations.  As required by the statement, deferred compensation as of December 31, 2005, which was set forth separately in the Shareholders’ equity section of the Consolidated Balance Sheets, was reclassified to additional paid in capital during 2006.  Compensation expense recognized in 2006 and for future years is now recorded as an increase to additional paid in capital.

New Accounting Pronouncements - In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007) “Business Combinations”, or FAS 141R.  FAS 141R is effective for fiscal years beginning on or after December 15, 2008, which means that we will adopt FAS 141R on January 1, 2009.  FAS 141R replaces FAS 141 “Business Combinations” and requires that the acquisition method of accounting (which FAS 141 called the purchase method) be used for all business combinations for which the acquisition date is on or after January 1, 2009, as well as for an acquirer to be identified for each business combination.  FAS 141R establishes principles and requirements for how the acquirer: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of financial statements to evaluate the nature and financial affects of the business combination.   On January 5, 2009, we acquired the remaining 50% interest in the Myrtle Beach Hwy 17 joint venture for a cash purchase price of $32.0 million, which was net of the assumption of the existing mortgage loan of $35.8 million.  The accounting for this acquisition of interest in a joint venture is covered by the guidance for FAS 141R.  See Note 19, Subsequent Events, for further explanation and details of the transaction.

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”, or FAS 161.  FAS 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives.  FAS 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of FAS 133 have been applied, and the impact that hedging activities have on an entity’s financial position, financial performance, and cash flows.  FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  We currently provide many of the disclosures required by FAS 161 in our financial statements and therefore, we believe that upon adoption the only impact on our financial statements will be further enhancement of our disclosures.

In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”, or FSP 142-3.  FSP 142-3 amends the factors to be considered in developing renewal or extension assumptions used to determine the useful life of an identified intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets”, and requires expanded disclosure related to the determination of intangible asset useful lives.  FSP 142-3 is effective for fiscal years beginning after December 15, 2008.  We are currently evaluating the impact of adoption of FSP 142-3 on our consolidated financial position, results of operations and cash flows.

3. Development of Rental Properties

Washington, Pennsylvania

On August 29, 2008, we held the grand opening of our 371,000 square foot outlet center located south of Pittsburgh in Washington, Pennsylvania.  Tenants include Nike, Gap, Old Navy, Banana Republic, Coach and others. At December 31 2008, the outlet center was 85% leased.  Tax incremental financing bonds have been issued related to the Washington project of which we have received approximately $16.4 million.  We receive proceeds from the tax increment financing bonds as we incur qualifying expenditures during construction of the center.

Expansions at Existing Centers

During the second quarter of 2008, we completed a 62,000 square foot expansion at our center located in Barstow, California.  As of December 31, 2008, the center contained approximately 171,000 square feet, including the newly opened expansion space.  The outlet center is 100% occupied.

During the fourth quarter of 2008, we began an expansion of 23,000 square feet at our existing center in Commerce II, Georgia.  We expected tenants to begin opening during the second quarter of 2009.

Commitments to complete construction of the Washington, PA development, the Commerce II, GA expansion, along with renovations at centers in Myrtle Beach Hwy 501, South Carolina; Lincoln City, Oregon; Park City, Utah and Foley, Alabama and other capital expenditure requirements amounted to approximately $11.3 million at December 31, 2008.  Commitments for construction represent only those costs contractually required to be paid by us.

Change in Accounting Estimate

During the first quarter of 2007, our Board of Directors formally approved a plan to reconfigure our center in Foley, Alabama.  As a part of this plan, approximately 42,000 square feet was relocated within the property.  The depreciable useful lives of the buildings demolished were shortened to coincide with their demolition dates throughout the first three quarters of 2007 and the change in estimated useful life was accounted for as a change in accounting estimate.  Accelerated depreciation recognized related to the reconfiguration reduced income from continuing operations and net income by approximately $6.0 million for the year ended December 31, 2007.  The effect on income from continuing operations per diluted share and net income per diluted share was a decrease of $.16 per share for the year ended December 31, 2007.

4.	Investments in Unconsolidated Real Estate Joint Ventures

Our investments in unconsolidated joint ventures as of December 31, 2008 and 2007 aggregated $9.5 million and $10.7 million, respectively.  We have evaluated the accounting treatment for each of the joint ventures under the guidance of FIN 46R and have concluded based on the current facts and circumstances that the equity method of accounting should be used to account for the individual joint ventures.  At December 31, 2008, we were members of the following unconsolidated real estate joint ventures:

Joint Venture	Center Location	Opening Date	Ownership %	Square Feet	Carrying Value of Investment (in millions)	Total Joint Venture Debt (in millions)
Myrtle Beach Hwy 17	Myrtle Beach, South Carolina	2002	50%	402,442	$(0.4)	$35.8

Wisconsin Dells	Wisconsin Dells, Wisconsin	2006	50%	264,929	$5.6	$25.3

Deer Park	Deer Park, Long Island NY	2008	33.3%	684,952	$4.3	$242.4

Our joint venture related to the shopping center in Deer Park, New York is considered a variable interest entity because the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support.  However, we are not required to consolidate the joint venture because we are not the primary beneficiary. The primary beneficiary is the entity that is expected to absorb the majority of the expected losses or receive a majority of the expected returns.  In determining that we are not the primary beneficiary, we performed a qualitative analysis of the financial support provided to Deer Park by each of its members, the financial condition of each member and potential losses that each member may have to absorb based on the joint and several guarantees made by affiliates of each member. We are unable to estimate our maximum exposure to loss at this time.  Upon completion of the project, the debt is expected to be approximately $284 million, of which our proportionate share would be approximately $94.7 million.  See “Deer Park” below for further discussion of the Deer Park joint venture.  Our joint ventures in Myrtle Beach Hwy 17, Wisconsin Dells, as well as the warehouse joint venture in Deer Park are not considered variable interest entities.

These investments are recorded initially at cost and subsequently adjusted for our equity in the venture’s net income (loss) and cash contributions and distributions.  Our investments in real estate joint ventures are reduced by 50% of the profits earned for leasing and development services we provided to the Myrtle Beach Hwy 17 and Wisconsin Dells.  Our investment in Deer Park is reduced by 33.3% of the profits earned for leasing services we provided to Deer Park.  The following management, leasing and marketing fees were recognized from services provided to Myrtle Beach Hwy 17, Wisconsin Dells and Deer Park (in thousands):

	Year Ended December 31,

	2008	2007	2006
Fee:
Management	$ 1,516	$ 534	$ 410
Leasing	60	26	188
Marketing	185	108	86
Development	---	---	304
Total Fees	$ 1,761	$ 668	$ 988

Our carrying value of investments in unconsolidated joint ventures differs from our share of the assets reported in the “Summary Balance Sheets – Unconsolidated Joint Ventures” shown below due to adjustments to the book basis, including intercompany profits on sales of services that are capitalized by the unconsolidated joint ventures. The differences in basis are amortized over the various useful lives of the related assets.

On a periodic basis, we assess whether there are any indicators that the value of our investments in unconsolidated joint ventures may be impaired.  An investment is impaired only if management’s estimate of the value of the investment is less than the carrying value of the investments, and such decline in value is deemed to be other than temporary.  To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the value of the investment.  Our estimates of value for each joint venture investment are based on a number of assumptions that are subject to economic and market uncertainties including, among others, demand for space, competition for tenants, changes in market rental rates and operating costs of the property.  As these factors are difficult to predict and are subject to future events that may alter our assumptions, the values estimated by us in our impairment analysis may not be realized.  As of December 31, 2008, we do not believe that any of our equity investments are impaired.

Myrtle Beach Hwy 17

The Myrtle Beach Hwy 17 joint venture, in which we have a 50% ownership interest, has owned a Tanger Outlet Center located on Highway 17 in Myrtle Beach, South Carolina since June 2002.  The Myrtle Beach center now consists of approximately 402,000 square feet and has over 90 name brand tenants.

During March 2005, Myrtle Beach Hwy 17 entered into an interest rate swap agreement with Bank of America with a notional amount of $35 million for five years.  Under this agreement, the joint venture receives a floating interest rate based on the 30 day LIBOR index and pays a fixed interest rate of 4.59%.  This swap effectively changes the rate of interest on $35 million of variable rate mortgage debt to a fixed rate of 5.99% for the contract period.

In April 2005, the joint venture obtained non-recourse, permanent financing to replace the construction loan debt that was utilized to build the outlet center.  The new mortgage amount is $35.8 million with a rate of LIBOR + 1.40%.  The note is for a term of five years with payments of interest only. In April 2010, the joint venture has the option to extend the maturity date of the loan two more years until 2012. All debt incurred by this unconsolidated joint venture is collateralized by its property.

On January 5, 2009, we purchased the remaining 50% interest in the Myrtle Beach Hwy 17 joint venture for a cash price of $32.0 million which was net of the assumption of the existing mortgage loan of $35.8 million.  The acquisition was funded by amounts available under our unsecured lines of credit.  See Note 19, Subsequent Events, for more information regarding the acquisition.

Wisconsin Dells

In March 2005, we established the Wisconsin Dells joint venture to construct and operate a Tanger Outlet center in Wisconsin Dells, Wisconsin. The 264,900 square foot center opened in August 2006.  In February 2006, in conjunction with the construction of the center, Wisconsin Dells entered into a three-year, interest-only mortgage agreement with a one-year maturity extension option.  In November 2008, the joint venture exercised its option to extend the maturity of the mortgage to February 24, 2010.  The option to extend became effective February 24, 2009. As of December 31, 2008 the loan had a balance of $25.3 million with a floating interest rate based on the one month LIBOR index plus 1.30%.  The construction loan incurred by this unconsolidated joint venture is collateralized by its property as well as joint and several guarantees by us and designated guarantors of our venture partner.

Deer Park

In October 2003, we, and two other members each having a 33.3% ownership interest, established a joint venture to develop and own a shopping center in Deer Park, New York.  On October 23, 2008, we held the grand opening of the initial phase of the project.  The shopping center contains approximately 656,000 square feet including a 32,000 square foot Neiman Marcus Last Call store, which is the first and only one on Long Island. Other tenants include Anne Klein, Banana Republic, BCBG, Christmas Tree Shops, Eddie Bauer, Reebok, New York Sports Club and others.  Regal Cinemas has also leased 67,000 square feet for a 16-screen Cineplex, one of the few state of the art cineplexes on Long Island.

In May 2007, the joint venture closed on the project financing which is structured in two parts.  The first is a $269.0 million loan collateralized by the property as well as limited joint and several guarantees by all three venture partners.  The second is a $15.0 million mezzanine loan secured by the pledge of the partners’ equity interests. The weighted average interest rate on the financing is one month LIBOR plus 1.49%.  Over the life of the loans, if certain criteria are met, the weighted average interest rate can decrease to one month LIBOR plus 1.23%.  The loans had a combined balance $240.0 million as of December 31, 2008 and are scheduled to mature in May 2011 with a one year extension option at that date. The joint venture entered into two interest rate swap agreements during June 2007.  The first swap is for a notional amount of $49.0 million and the second was a forward starting interest rate swap agreement with escalating notional amounts that totaled $121.0 million as of December 31, 2008.  The agreements expire on June 1, 2009.  These swaps effectively change the rate of interest on up to $170.0 million of variable rate construction debt to a fixed rate of 6.75%.

In June 2008, we, and our two other partners in the shopping center joint venture, each having a 33.3% ownership interest, formed a separate joint venture to acquire a 29,000 square foot warehouse adjacent to the shopping center to support the operations of the shopping center’s tenants.  This joint venture acquired the warehouse for a purchase price of $3.3 million.  The venture also closed on a construction loan of $2.3 million with a variable interest rate of LIBOR plus 1.85% and a maturity of May 2011.

The first table above combines the operational and financial information of both Deer Park ventures. During 2008, we made additional capital contributions of $1.6 million to Deer Park joint ventures. Both of the other venture partners made equity contributions equal to ours.  After making the above contribution, the total amount of equity contributed by each venture partner to the projects was approximately $4.8 million.

The original purchase of the property in 2003 was in the form of a sale-leaseback transaction, which consisted of the sale of the property to Deer Park for $29 million, including a 900,000 square foot industrial building, which was then leased back to the seller under an operating lease agreement.  At the end of the lease in May 2005, the tenant vacated the building. However, the tenant had not satisfied all of the conditions necessary to terminate the lease.  Deer Park is currently in litigation to recover from the tenant approximately $5.9 million for fourteen months of lease payments and additional rent reimbursements related to property taxes.  In addition, Deer Park is seeking other damages and will continue to do so until recovered.

Condensed combined summary financial information of joint ventures accounted for using the equity method is as follows (in thousands):

Summary Balance Sheets– Unconsolidated Joint Ventures
	2008	2007
Assets
Investment properties at cost, net	$ 323,546	$ 71,022
Construction in progress	---	103,568
Cash and cash equivalents	5,359	2,282
Deferred charges, net	7,025	2,092
Other assets	6,324	8,425
Total assets	$ 342,254	$ 187,389

Liabilities and Owners’ Equity
Mortgage payable	$ 303,419	$ 148,321
Construction trade payables	13,641	13,052
Accounts payable and other liabilities (1)	9,479	6,377
Total liabilities	326,539	167,750
Owners’ equity (1)	15,715	19,639
Total liabilities and owners’ equity	$ 342,254	$ 187,389

(1) Includes the fair value of interest rate swap agreements at Deer Park and Myrtle Beach Hwy 17 totaling $5.6 million and $4.0 million as of December 31, 2008 and December 31, 2007, respectively, recorded as an increase in accounts payable and other liabilities and a reduction of owners’ equity.

Summary Statements of Operations– Unconsolidated Joint Ventures:
	2008	2007	2006
Revenues	$ 25,943	$ 19,414	$ 14,703

Expenses:
Property operating	12,329	6,894	5,415
General and administrative	591	248	213
Depreciation and amortization	7,013	5,473	3,781
Total expenses	19,933	12,615	9,409
Operating income	6,010	6,799	5,294
Interest expense	6,006	4,129	2,907
Net income	$ 4	$ 2,670	$ 2,387

Tanger Factory Outlet Centers, Inc. share of:
Net income	$ 852	$ 1,473	$ 1,268
Depreciation (real estate related)	$ 3,165	$ 2,611	$ 1,825

5.  Disposition of Properties and Properties Held for Sale

2007 Transactions

In October 2007, we completed the sale of our property in Boaz, Alabama.  Net proceeds received from the sale of the property were approximately $2.0 million.  We recorded a gain on sale of real estate of approximately $6,000.  The results of operations and gain on sale of real estate for the property are included in discontinued operations under the provisions of FAS 144.  We were not retained for any management or leasing responsibilities related to this center after the sale was completed.

2006 Transactions

In January 2006, we completed the sale of our property in Pigeon Forge, Tennessee.  Net proceeds received from the sale of the property were approximately $6.0 million.  We recorded a gain on sale of real estate of approximately $3.6 million.  We continued to manage and lease the property for a fee until December 31, 2007.  Based on the nature and amounts of the fees received, we determined that our management relationship did not constitute a significant continuing involvement, and therefore the results of operations and gain on sale of real estate for the property are included in discontinued operations under the provisions of FAS 144.

In March 2006, we completed the sale of our property located in North Branch, Minnesota.  Net proceeds received from the sale of the property were approximately $14.2 million.  We recorded a gain on sale of real estate of approximately $10.3 million.  We continued to manage and lease this property for a fee until December 31, 2007.  Based on the nature and amount of the fees received, we determined that our management relationship did not constitute a significant continuing involvement and therefore the results of operations and gain on sale of real estate for the property are included in discontinued operations under the provisions of FAS 144.

Below is a summary of the results of operations of the disposed properties through their respective disposition dates and properties held for sale as presented in discontinued operations for the respective periods (in thousands):

Summary Statements of Operations – Disposed Properties:	2008	2007	2006

Revenues:
Base rentals	$ ---	$ 417	$ 1,043
Percentage rentals	---	1	12
Expense reimbursements	---	138	354
Other income	---	18	37
Total revenues	---	574	1,446
Expenses:
Property operating	---	317	774
Depreciation and amortization	---	145	307
Total expenses	---	462	1,081
Discontinued operations before
gain on sale of real estate	---	112	365
Gain on sale of real estate included in
discontinued operations	---	6	13,833
Discontinued operations	$ ---	$ 118	$ 14,198

Outparcel Sales

Gains on sale of outparcels are included in other income in the consolidated statements of operations to the extent the outlet center at which it is located has not been sold.  Cost is allocated to the outparcels based on the relative market value method.  Below is a summary of outparcel sales that we completed during the years ended December 31, 2008, 2007 and 2006 (in thousands, except number of outparcels):
	2008	2007	2006
Number of outparcels	---	---	4
Net proceeds	$ ---	$ ---	$ 1,150
Gain on sale included in other income	$ ---	$ ---	$ 402

6.  Deferred Charges

Deferred charges as of December 31, 2008 and 2007 consist of the following (in thousands):

	2008	2007
Deferred lease costs	$ 31,292	$ 26,751
Net below market leases	(5,418)	(5,014)
Other intangibles	69,528	73,684
Deferred financing costs	8,660	10,741
	104,062	106,162
Accumulated amortization	(66,312)	(61,622)
	$ 37,750	$ 44,540

Amortization of deferred lease costs and other intangibles included in income from continuing operations for the years ended December 31, 2008, 2007 and 2006 was $12.5 million, $12.0 million and $15.1 million, respectively. Amortization of deferred financing costs included in interest expense for the years ended December 31, 2008, 2007 and 2006 was $1.7 million in each year, respectively.  The amortization amounts for the year ended December 31, 2006 includes the write off of deferred loan costs of approximately $308,000 related to the early extinguishment of debt.

Estimated aggregate amortization expense of net below market leases and other intangibles for each of the five succeeding years is as follows (in thousands):

Year	Amount
2009	$ 6,523
2010	5,784
2011	4,022
2012	2,423
2013	1,401
Total	$ 20,153

7.   Debt

Debt as of December 31, 2008 and 2007 consists of the following (in thousands):
	2008	2007
Senior, unsecured notes:
9.125% Senior, unsecured notes, maturing February 2008	$ ---	$ 100,000
6.15% Senior, unsecured notes, maturing November 2015, net of
discount of $681 and $759, respectively	249,319	249,241
3.75% Senior, unsecured exchangeable notes, maturing August 2026,
net of discount of $8,456 and $11,343, respectively (1)	141,044	138,157
Unsecured term loan facility:
LIBOR + 1.60% unsecured term loan facility (2)	235,000	---
Unsecured lines of credit with a weighted average interest rates of 2.18% and 5.67%, respectively (3)	161,500	33,880
Mortgage notes with fixed interest:
6.59%, maturing July 2008, including net premium of $0 and $1,046,
respectively (4)	---	173,724
	$ 786,863	$ 695,002
(1)
Upon adoption of FSP APB 14-1 and its retrospective application on January 1, 2009 as described in Note 2, the effective interest rate on the senior, unsecured exchangeable notes became 6.11%.  See Note 2 for further discussion of the associated debt discounts recorded as of December 31, 2008 and 2007, respectively.

(2)
The effective rate on this facility due to interest rate swap agreements is 5.25% through April 2011.  Depending on our investment grade rating the interest rate on this facility can fluctuate between LIBOR + 1.25% and LIBOR + 1.95%.

(3)
For our lines of credit being utilized at December 31, 2008 and depending on our investment grade rating, the interest rates can vary from either prime or from LIBOR + .45% to LIBOR + 1.55% and expire in June 2011 or later.  At December 31, 2008, our interest rates ranged from LIBOR + .60% to LIBOR + .75%.

(4)
Because this mortgage debt was assumed as part of an acquisition of a portfolio of outlet centers, the debt was recorded at its fair value and carried an effective interest rate of 5.18%.  In June, 2008, we repaid the loan in full.

The unsecured lines of credit and senior unsecured notes require the maintenance of certain ratios, including debt service coverage and leverage, and limit the payment of dividends such that dividends and distributions will not exceed funds from operations, as defined in the agreements, for the prior fiscal year on an annual basis or 95% of funds from operations on a cumulative basis. As of December 31, 2008 we were in compliance with all of our debt covenants.

2008 Transactions

On February 15, 2008, our $100.0 million, 9.125% unsecured senior notes matured.  We repaid these notes with amounts available under our unsecured lines of credit.

During the first quarter of 2008, we increased the maximum availability under our existing unsecured lines of credit by $125.0 million, bringing our total availability to $325.0 million.  The terms of the increases were identical to those included within the existing unsecured lines of credit.  Five of our six lines of credit, representing $300.0 million, have maturity dates of June 2011 or later.  One line of credit, representing $25.0 million and for which no amounts were outstanding on December 31, 2008, expires in June 2009.

During the second quarter of 2008, we closed on a $235.0 million unsecured three year syndicated term loan facility.  Based on our current debt ratings, the facility bears interest of LIBOR plus 160 basis points.  Depending on our investment grade debt ratings, the interest rate can vary from LIBOR plus 125 basis points to LIBOR plus 195 basis points.

In June 2008, proceeds from the term loan were used to pay off our mortgage loan with a principal balance of approximately $170.7 million.  A prepayment premium, representing interest through the July payment date, of approximately $406,000 was paid at closing.  The remaining proceeds of approximately $62.8 million, net of closing costs, were applied against amounts outstanding on our unsecured lines of credit and to settle two interest rate lock protection agreements.

In July 2008 and September 2008, we entered into interest rate swap agreements with Wells Fargo Bank, N.A. and Branch Banking and Trust Company, or BB&T, for notional amounts of $118.0 million and $117.0 million, respectively.  The purpose of these swaps was to fix the interest rate on the $235.0 million outstanding under the term loan facility completed in June 2008.  The swaps fixed the one month LIBOR rate at 3.605% and 3.70%, respectively.  When combined with the current spread of 160 basis points which can vary based on changes in our debt ratings, these swap agreements fix our interest rate on the $235.0 million of variable rate debt at 5.25% until April 1, 2011.

In October 2008, our debt rating was upgraded by the Standard and Poor’s Ratings Services from BBB- to BBB, making us one of only two REITs to receive a ratings upgrade in 2008.  We currently have an investment grade rating with Moody’s Investors Service of Baa3.  Because of this upgrade, one of our line of credit borrowing rates decreased to LIBOR plus 60 basis points.  Of the $161.5 million outstanding on our unsecured lines of credit as of December 31, 2008, the borrowing rates range from LIBOR plus 60 basis points to LIBOR plus 75 basis points.

2007 Transactions

During the fourth quarter of 2007, we extended the maturity dates on five of our six unsecured lines of credit from 2009 to June 2011.

2006 Transactions

In August 2006, the Operating Partnership issued $149.5 million of exchangeable senior unsecured notes that mature on August 15, 2026.  The notes bear interest at a fixed coupon rate of 3.75%.  The notes are exchangeable into the Company’s common shares, at the option of the holder, at a current exchange ratio, subject to adjustment if we change our dividend rate in the future, of 27.6856 shares per $1,000 principal amount of notes (or a current exchange price of $36.1198 per common share).  The notes are senior unsecured obligations of the Operating Partnership and are guaranteed by the Company on a senior unsecured basis.  On and after August 18, 2011, holders may exchange their notes for cash in an amount equal to the lesser of the exchange value and the aggregate principal amount of the notes to be exchanged, and, at our option, Company common shares, cash or a combination thereof for any excess.  Note holders may exchange their notes prior to August 18, 2011 only upon the occurrence of specified events.  In addition, on August 18, 2011, August 15, 2016 or August 15, 2021, note holders may require us to repurchase the notes for an amount equal to the principal amount of the notes plus any accrued and unpaid interest up to, but excluding, the repurchase date. In no event will the total number of common shares issuable upon exchange exceed 4.9 million, subject to adjustments for dividend rate changes.  Accordingly, we have reserved those shares.  These exchangeable notes are within the scope of FSP 14-1 which was adopted as of January 1, 2009 with retrospective application.  See Note 2 for further discussion of the effects of the adoption.

We used the net proceeds from the issuance to repay in full our mortgage debt outstanding with Woodman of the World Life Insurance Society totaling approximately $15.3 million, with an interest rate of 8.86% and an original maturity of September 2010.  We also repaid all amounts outstanding under our unsecured lines of credit and a $53.5 million variable rate unsecured term loan with Wells Fargo with a weighted average interest rate of approximately 6.3%.  As a result of the early repayment, we recognized a charge for the early extinguishment of the mortgages and term loan of approximately $917,000.  The charge, which is included in interest expense, consisted of a prepayment premium of approximately $609,000 and the write-off of deferred loan fees totaling approximately $308,000.

Maturities of the existing long-term debt as of December 31, 2008 are as follows (in thousands):

Year	Amount
2009	$ ---
2010	---
2011	396,500
2012	---
2013	---
Thereafter	399,500
Subtotal	796,000
Discount	(9,137)
Total	$ 786,863

8.   Derivatives

In our March 31, 2008 assessment of the two US treasury rate lock derivatives, we concluded that as of March 31, 2008, the occurrence of the forecasted transactions were considered “reasonably possible” instead of “probable”.  Accordingly, amounts previously deferred in other comprehensive income remain frozen until the forecasted transaction either affected earnings or subsequently became not probable of occurring.  The value of the derivatives as of March 31, 2008 included in other comprehensive income and liabilities was $17.8 million.  Also, hedge accounting was discontinued going forward and changes in fair value related to these two derivatives after April 1, 2008 were recognized in the statement of operations immediately.

In conjunction with the closing of the unsecured term loan facility discussed above, we settled two interest rate lock protection agreements which were intended to fix the US Treasury index at an average rate of 4.62% for an aggregate amount of $200.0 million of new debt for 10 years from July 2008.  We originally entered into these agreements in 2005 in anticipation of executing a public debt offering during 2008 that would be based on the 10 year US Treasury rate.  Upon the closing of the LIBOR based unsecured term loan facility, we determined that we were unlikely to execute a US Treasury based debt offering.  The settlement of the interest rate lock protection agreements, at a total cost of $8.9 million, was reflected as a loss on settlement of US treasury rate locks in our consolidated statements of operations.

In July 2008 and September 2008, we entered into LIBOR based interest rate swap agreements with Wells Fargo Bank, N.A. and BB&T for notional amounts of $118.0 million and $117.0 million respectively.  The purpose of these swaps was to fix the interest rate on the $235.0 million outstanding under the term loan facility completed in June 2008.  The swaps fixed the one month LIBOR rate at 3.605% and 3.70%, respectively.  When combined with the current spread of 160 basis points which can vary based on changes in our debt ratings, these swap agreements fix our interest rate on the $235.0 million of variable rate debt at 5.25% until April 1, 2011.

In accordance with our derivatives policy, the swaps were assessed for effectiveness at the time of the transaction and it was determined that there was no ineffectiveness.  The derivatives have been designated as cash flow hedges and will be assessed for effectiveness on an on-going basis at the end of each quarter.  Unrealized gains and losses related to the effective portion of our derivatives are recognized in other comprehensive income and gains or losses related to ineffective portions are recognized in the income statement.

The remaining net benefit from a derivative settled during 2005 in accumulated other comprehensive income was an unamortized balance as of December 31, 2008 of $2.4 million.  This balance will amortize into the statement of operations through October 2015.

The following table summarizes the notional amounts and fair values of our derivative financial instruments as of December 31, 2008 (in thousands).

Financial Instrument Type	Notional Amount	Average Rate	Maturity	Fair Value
LIBOR based interest rate swaps	$235,000	3.65%	April 2011	$(11,747)

9.   Fair Value Measurements

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements”, or FAS 157.  FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.  We adopted the provisions of FAS 157 as of January 1, 2008 for financial instruments.  Although the adoption of FAS 157 did not materially impact our financial condition, results of operations or cash flow, we are now required to provide additional disclosures as part of our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115", or FAS 159.  FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value under generally accepted accounting principles and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  The provisions of FAS 159 became effective for us on January 1, 2008.  As permitted by FAS 159, we elected not to adopt the fair value option.

We are exposed to various market risks, including changes in interest rates.  We periodically enter into certain interest rate protection agreements to effectively convert floating rate debt to a fixed rate basis and to hedge anticipated future financings similar to those described in Note 8, Derivatives.

FAS 157 established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  These tiers are defined as follows:

Tier	Description
Level 1	Defined as observable inputs such as quoted prices in active markets

Level 2	Defined as inputs other than quoted prices in active markets that are either directly or indirectly observable

Level 3	Defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions

The valuation of our financial instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves.  The valuation also includes a discount for counterparty risk.

For assets and liabilities measured at fair value on a recurring basis, quantitative disclosure of the fair value for each major category of assets and liabilities is presented below:

Fair Value Measurements at Reporting Date Using (in thousands)
Quoted prices
	in active markets	Significant other	Significant
	for identical assets	observable inputs	unobservable inputs
	Level 1	Level 2	Level 3
Liabilities:
Derivative financial instruments (1)	---	$(11,747)	---

(1) Included in “Accounts payable and accrued expenses” in the accompanying consolidated balance sheet.

The estimated fair value of our debt, consisting of senior unsecured notes, exchangeable notes, unsecured term credit facilities and unsecured lines of credit, at December 31, 2008 and 2007 was $711.8 million and $723.3 million, respectively, and its recorded value was $786.9 million and $695.0 million, respectively.  A 1% increase from prevailing interest rates at December 31, 2008 and 2007 would result in a decrease in fair value of total debt by approximately $37.4 million and $38.2 million, respectively.  Fair values were determined, based on level 2 inputs, using discounted cash flow analyses with an interest rate or credit spread similar to that of current market borrowing arrangements.

In February 2008, the FASB issued FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157”, which delays the effective date of FAS 157 to January 1, 2009 for us for all nonfinancial assets and nonfinancial liabilities, except for items recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  Accordingly, our adoption of FAS 157 in 2008 was limited to financial assets and liabilities, and therefore only applied to the valuation of our derivative contracts.

Effective September 30, 2008, we adopted FASB Staff Position 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” or FSP 157-3, which was issued on October 10, 2008.  FSP 157-3 clarifies the application of FAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.  The adoption of FSP 157-3 had no impact on our consolidated financial statements.

10.   Shareholders’ Equity

In May 2007, our shareholders voted to approve an amendment to our articles of incorporation to increase the number of common shares authorized for issuance from 50.0 million to 150.0 million.  Shareholders also approved by vote the creation of four new classes of preferred shares, each class having 4.0 million shares authorized for issuance with a par value of $.01 per share.  No preferred shares from the newly created classes have been issued as of December 31, 2008.

In February 2006, we completed the sale of an additional 800,000 Class C Preferred Shares with net proceeds of approximately $19.4 million.  The proceeds were used to repay amounts outstanding on our unsecured lines of credit.  After the offering, there were 3,000,000 Class C Preferred Shares outstanding.

As mentioned in Note 7 above, in August 2006 the Operating Partnership issued $149.5 million of exchangeable senior unsecured notes that mature on August 15, 2026.  The notes are exchangeable into the Company’s common shares, at the option of the holder, at a current exchange ratio, subject to adjustment if we change our dividend rate in the future, of 27.6856 shares per $1,000 principal amount of notes (or a current exchange price of $36.1198 per common share).  In no event will the total number of common shares issuable upon exchange exceed 4.9 million, subject to adjustments for dividend rate changes.  Accordingly, we have reserved those shares.

11.   Shareholders’ Rights Plan

On August 26, 2008, the Rights Agreements between the company and Computershare Trust Company, N.A. (f/k/a/ EquiServe Trust Company, N.A.), dated as of August 20, 1998, as amended, and the related rights to purchase Class B Preferred Shares, expired by their terms.  In connection with the expiration of the Rights Agreement, the Company filed the Articles of Amendment to the Amended and Restated Articles of Incorporation, or Amendment, with the Secretary of State of the State of North Carolina to amend the provision regarding the preferences, limitations and relative rights of the Class B Preferred Shares.

12.  Earnings Per Share

A reconciliation of the numerators and denominators in computing earnings per share in accordance with FASB Statement No. 128, “Earnings per Share”, for the years ended December 31, 2008, 2007 and 2006 is set forth as follows (in thousands, except per share amounts):

	2008	2007	2006
NUMERATOR
Income from continuing operations attributable to the Company	$ 25,786	$ 26,360	$ 24,685
Less applicable preferred share dividends	(5,625)	(5,625)	(5,433)
Less allocation of earnings to participating securities	(724)	(610)	(472)
Net income from continuing operations available to common
shareholders of the Company	$ 19,437	$ 20,125	$ 18,780
Discontinued operations attributable to the Company	---	98	11,844
Net income available to common shareholders of the Company	19,437	20,223	30,624
DENOMINATOR
Basic weighted average common shares	31,084	30,821	30,599
Effect of exchangeable notes	---	478	117
Effect of outstanding options	136	214	240
Diluted weighted average common shares	31,220	31,513	30,956

Basic earnings per common share:
Income from continuing operations	$ .63	$ .65	$ .61
Discontinued operations	---	---	.39
Net income	$ .63	$ .65	$ 1.00

Diluted earnings per common share:
Income from continuing operations	$ .62	$ .64	$ .61
Discontinued operations	---	---	.38
Net income	$ .62	$ .64	$ .99

Our $149.5 million of exchangeable notes are included in the diluted earnings per share computation, if the effect is dilutive, using the treasury stock method.  In applying the treasury stock method, the effect will be dilutive if the average market price of our common shares for at least 20 trading days in the 30 consecutive trading days at the end of each quarter is higher than the exchange rate of $36.1198 per share.

The computation of diluted earnings per share excludes options to purchase common shares when the exercise price is greater than the average market price of the common shares for the period.  No options were excluded from the 2008, 2007 or 2006 computations.  The assumed conversion of the partnership units held by the minority interest limited partner as of the beginning of the year, which would result in the elimination of earnings allocated to the minority interest in the Operating Partnership, would have no impact on earnings per share since the allocation of earnings to a partnership unit, as if converted, is equivalent to earnings allocated to a common share.

The Company’s unvested restricted share awards contain non-forfeitable rights to dividends or dividend equivalents. In accordance with FSP EITF 03-06-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, the impact of the unvested restricted share awards on earnings per share has been calculated using the two-class method whereby earnings are allocated to the unvested restricted share awards based on dividends declared and the unvested restricted shares' participation rights in undistributed earnings.

13.   Share-Based Compensation

We have a shareholder approved share-based compensation plan, the Amended and Restated Incentive Award Plan, or the Plan, which covers our independent directors and our employees.  We may issue up to 6.0 million common shares under the Plan.  We have granted 3,585,700 options, net of options forfeited, and 872,250 restricted share awards, net of restricted shares forfeited, through December 31, 2008.  The amount and terms of the awards granted under the plan are determined by the Share and Unit Option Committee of the Board of Directors.

All non-qualified share and unit options granted under the Plan expire 10 years from the date of grant and 20% of the options become exercisable in each of the first five years commencing one year from the date of grant.  Options are generally granted with an exercise price equal to the market price of our common shares on the day of grant.  Units received upon exercise of unit options are exchangeable for common shares.  There were no option grants in 2008, 2007 and 2006.

During 2008, 2007 and 2006, the Board of Directors approved the grant of 190,000, 170,000 and 164,000 restricted shares, respectively, to the independent directors and all of the senior executive officers.  The independent directors’ restricted shares vest ratably over a three year period and the senior executive officers’ restricted shares vest ratably over a five year period.  For all of the restricted awards described above, the grant date fair value of the award was determined based upon the market price of our common shares on the date of grant and the associated compensation expense is being recognized in accordance with the vesting schedule of each grant.

We recorded share based compensation expense in general and administrative expenses in the consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006, respectively, as follows (in thousands):

	2008	2007	2006
Restricted shares	$ 5,180	$ 3,815	$ 2,210
Options	211	244	465
Total share based compensation	$ 5,391	$ 4,059	$ 2,675

Share based compensation expense capitalized as a part of rental property and deferred lease costs during the years ended December 31, 2008, 2007 and 2006 was $143,000, $80,000 and $212,000, respectively.

Options outstanding at December 31, 2008 had the following weighted average exercise prices and weighted average remaining contractual lives:

	Options Outstanding			Options Exercisable
			Weighted average
		Weighted	remaining		Weighted
Range of		average	contractual		average
exercise prices	Options	exercise price	life in years	Options	exercise price
$9.3125 to $11.0625	18,800	$ 9.31	1.18	18,800	$ 9.31
$19.38 to $19.415	192,655	19.41	5.32	97,335	19.41
$23.625 to $23.96	7,000	23.67	5.92	4,800	23.63
	218,455	$ 18.68	4.98	120,935	$ 18.00

A summary of option activity under our Amended and Restated Incentive Award Plan as of December 31, 2008 and changes during the year then ended is presented below (aggregate intrinsic value amount in thousands):

			Weighted-
		Weighted-	average
		average	remaining	Aggregate
		exercise	contractual	intrinsic
Options	Shares	price	life in years	value
Outstanding as of December 31, 2007	368,155	$ 18.35
Granted	---	---
Exercised	(148,260)	17.86
Forfeited	(1,440)	19.42
Outstanding as of December 31, 2008	218,455	$ 18.68	4.98	$ 3,891

Vested and Expected to Vest as of
December 31, 2008	217,473	$ 18.67	4.98	$ 3,875

Exercisable as of December 31, 2008	120,935	$ 18.00	4.70	$ 2,236

The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006 was $3.2 million, $2.7 million and $2.1 million, respectively.

The following table summarizes information related to unvested restricted shares outstanding as of December 31, 2008:

		Weighted average
	Number of	grant date
Unvested Restricted Shares	shares	fair value
Unvested at December 31, 2007	385,604	$ 33.82
Granted	190,000	37.04
Vested	(140,400)	29.16
Forfeited	---	---
Unvested at December 31, 2008	435,204	$ 36.73

The total value of restricted shares vested during the years ended 2008, 2007 and 2006 was $5.1 million, $4.2 million and $2.5 million, respectively.

As of December 31, 2008, there was $13.0 million of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plan.  That cost is expected to be recognized over a weighted-average period of 3.3 years.

14.  Employee Benefit Plans

We have a qualified retirement plan, with a salary deferral feature designed to qualify under Section 401 of the Code (the “401(k) Plan”), which covers substantially all of our officers and employees. The 401(k) Plan permits our employees, in accordance with the provisions of Section 401(k) of the Code, to defer up to 20% of their eligible compensation on a pre-tax basis subject to certain maximum amounts.  Employee contributions are fully vested and receive a matching contribution equal to 100% of the deferral contributions per pay period which do not exceed 3% of the compensation per pay period, plus 50% of the deferral contributions per pay period which exceed 3% but do not exceed 5% of compensation per pay period. Employees are immediately 100% vested in the matching contribution. The employer matching contribution expense for the years ended 2008, 2007 and 2006 were approximately $384,000, $104,000 and $102,000, respectively.

15.  Other Comprehensive Income (Loss)

Total comprehensive income for the years ended December 31, 2008, 2007 and 2006 is as follows (in thousands):

	2008	2007	2006
Net income	$ 29,718	$ 30,556	$ 42,699
Other comprehensive income (loss):
Reclassification adjustment for amortization of gain on
settlement of US treasury rate lock included in net income	(276)	(261)	(246)
Reclassification adjustment for termination of US treasury	17,760	---	---
Change in fair value of treasury rate locks	(9,006)	(9,497)	1,055
Change in fair value of cash flow hedges	(11,747)	---	---
Change in fair value of our portion of our unconsolidated joint
ventures’ cash flow hedges	(694)	(1,645)	115
Other comprehensive income (loss)	(3,963)	(11,403)	924
Total comprehensive income	25,755	19,153	43,623
Total comprehensive income attributable to the noncontrolling interest	(3,285)	(2,224)	(6,324)
Total comprehensive income attributable to common shareholders	$ 22,470	$ 16,929	$ 37,299

16.  Supplementary Income Statement Information

The following amounts are included in property operating expenses in income from continuing operations for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	2008	2007	2006
Advertising and promotion	$ 17,678	$ 16,652	$ 16,419
Common area maintenance	35,489	32,363	29,216
Real estate taxes	14,718	13,847	12,574
Other operating expenses	14,012	11,521	10,093
	$ 81,897	$ 74,383	$ 68,302

17.  Lease Agreements

We are the lessor of over 1,900 stores in our 30 wholly-owned factory outlet centers, under operating leases with initial terms that expire from 2009 to 2030.  Future minimum lease receipts under non-cancelable operating leases as of December 31, 2008, excluding the effect of straight-line rent and percentage rentals, are as follows (in thousands):

2009	$ 147,839
2010	128,890
2011	105,686
2012	81,049
2013	53,572
Thereafter	131,421
$ 648,457

18.	Commitments and Contingencies

Our non-cancelable operating leases, with initial terms in excess of one year, have terms that expire from 2009 to 2046.  Annual rental payments for these leases totaled approximately $3.9 million, $3.9 million and $3.2 million, for the years ended December 31, 2008, 2007 and 2006, respectively.  Minimum lease payments for the next five years and thereafter are as follows (in thousands):

2009	$ 4,372
2010	4,206
2011	3,703
2012	3,044
2013	2,760
Thereafter	76,312
$ 94,397

We are also subject to legal proceedings and claims which have arisen in the ordinary course of our business and have not been finally adjudicated.  In our opinion, the ultimate resolution of these matters will have no material effect on our results of operations, financial condition or cash flows.

19.  Subsequent Events

On January 5, 2009, we purchased the remaining 50% interest in the Myrtle Beach Hwy 17 joint venture for a cash price of $32.0 million which was net of the assumption of the existing mortgage loan of $35.8 million.  The acquisition was funded by amounts available under our unsecured lines of credit. As discussed previously in Note 4, we have owned a 50% interest in the Myrtle Beach Hwy 17 joint venture since its formation in 2001 and accounted for it under the equity method.  The joint venture is now 100% owned by us and will be consolidated in 2009.

As previously noted, FAS 141R became effective for business acquisitions completed after January 1, 2009.  The following table illustrates the fair value of the total consideration transferred and the amounts of the identifiable assets acquired and liabilites assumed at the acquisition date (in thousands):

Cash	$ 32,000
Debt assumed	35,800
Fair value of total consideration transferred	67,800
Fair value of our equity interest in Myrtle Beach Hwy 17
held before the acquisition	31,957
Total	$ 99,757

The following table summarizes the allocation of the purchase price to the identifiable assets acquired and liabilities assumed as of January 5 2009, the date of acquisition and the weighted average amortization period by major intangible asset class (in thousands):

	Value	Weighted amortization period
Buildings, improvements and fixtures	$ 81,344
Deferred lease costs and other intangibles
Below market lease value	(2,358)	5.8
Below market land lease value	4,807	56.0
Lease in place value	7,998	4.4
Tenant relationships	7,274	8.8
Present value of lease & legal costs	1,145	4.9
Total deferred lease costs and other intangibles	18,866
Subtotal	100,210
Debt discount	1,117
Fair value of interest rate swap assumed	(1,527)
Fair value of identifiable assets and liabilities assumed, net	(43)
Net assets acquired	$ 99,757

The fair value of the acquired identifiable intangible assets is provisional pending receipt of the final valuations of those assets.  There was no contingent consideration associated with this acquisition.  We incurred approximately $28,000 in third-party acquisition related costs for the Myrtle Beach Hwy 17 acquisition which were expensed as incurred.  As a result of acquiring the remaining 50% interest in Myrtle Beach Hwy 17, our previously held interest was remeasured at fair value, resulting in a gain of approximately $31.5 million.

20.  Quarterly Financial Data (Unaudited)

The following table sets forth the summary quarterly financial information for the years ended December 31, 2008 and 2007 (unaudited and in thousands, except per common share data).

	Year Ended December 31, 2008
	First Quarter	First Quarter	Second Quarter	Second Quarter	Third Quarter	Third Quarter	Fourth Quarter	Fourth Quarter
	As reported	As adjusted	As reported	As adjusted	As reported	As adjusted	As reported	As adjusted
Total revenues	$57,276	$57,276	$57,005	$57,005	$62,773	$62,773	$68,337	$68,337
Operating income	17,203	17,203	19,113	19,113	20,558	20,558	22,030	22,027
Income from continuing
operations	6,961	7,398	1,288	618	10,278	11,343	9,505	10,359
Net income attributable to
shareholders of Tanger
Factory Outlet Centers, Inc.	6,961	6,417	1,288	747	10,278	9,722	9,505	8,900

Basic earnings per share
Income from continuing
operations	.18	.16	---	(.03)	.29	.26	.26	.23
Net income	.18	.16	---	(.03)	.29	.26	.26	.23

Diluted earnings per share
Income from continuing
operations	.18	.16	---	(.03)	.28	.26	.26	.23
Net income	.18	.16	---	(.03)	.28	.26	.26	.23

	Year Ended December 31, 2007
	First Quarter	First Quarter	Second Quarter	Second Quarter	Third Quarter	Third Quarter	Fourth Quarter	Fourth Quarter
	As reported	As adjusted	As reported	As adjusted	As reported	As adjusted	As reported	As adjusted
Total revenues	$53,067	$53,067	$55,334	$55,334	$58,386	$58,386	$61,978	$61,978
Operating income	13,438	13,438	17,119	17,119	19,371	19,371	21,637	21,637
Income from continuing
operations	3,253	2,992	6,399	6,754	8,375	9,121	10,451	11,571
Net income attributable to
shareholders of Tanger
Factory Outlet Centers, Inc.	3,281	2,759	6,425	5,901	8,397	7,875	10,473	9,923

Basic earnings per share
Income from continuing
operations	.06	.04	.16	.14	.23	.20	.29	.27
Net income	.06	.04	.16	.14	.23	.20	.29	.27

Diluted earnings per share
Income from continuing
operations	.06	.04	.16	.14	.22	.20	.29	.26
Net income	.06	.04	.16	.14	.22	.20	.29	.26

Quarterly amounts may not add to annual amounts due to the effect of rounding on a quarterly basis.

TANGER FACTORY OUTLET CENTERS, INC. and SUBSIDIARIES
SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
For the Year Ended December 31, 2008 (in thousands, as adjusted)
Description			Initial cost to Company		Costs Capitalized Subsequent to Acquisition (Improvements)		Gross Amount Carried at Close of Period 12/31/08 (1)
Outlet Center Name	Location	Encum-brances (4)	Land	Buildings, Improve-ments & Fixtures	Land	Buildings Improve-ments & Fixtures	Land	Buildings, Improve-ments & Fixtures	Total	Accumulated Depreciation	Date of Construction	Life Used to Compute Depreciation in Income Statement
Barstow	Barstow, CA	$ ---	$ 3,281	$ 12,533	$ ---	$ 19,622	$ 3,281	$ 32,155	$ 35,436	$ 11,076	1995	(2)
Blowing Rock	Blowing Rock, NC	---	1,963	9,424	---	4,328	1,963	13,752	15,715	5,310	1997 (3)	(2)
Branson	Branson, MO	---	4,407	25,040	395	12,446	4,802	37,486	42,288	19,315	1994	(2)
Charleston	Charleston, SC	---	10,353	48,877	---	1,143	10,353	50,020	60,373	6,010	2006	(2)
Commerce I	Commerce, GA	---	755	3,511	492	12,212	1,247	15,723	16,970	9,721	1989	(2)
Commerce II	Commerce, GA	---	1,262	14,046	708	27,293	1,970	41,339	43,309	18,106	1995	(2)
Foley	Foley, AL	---	4,400	82,410	693	36,886	5,093	119,296	124,389	16,438	2003 (3)	(2)
Gonzales	Gonzales, LA	---	679	15,895	---	19,605	679	35,500	36,179	15,436	1992	(2)
Hilton Head	Bluffton, SC	---	9,900	41,504	469	5,953	10,369	47,457	57,826	9,536	2003 (3)	(2)
Howell	Howell, MI	---	2,250	35,250	---	3,972	2,250	39,222	41,472	8,776	2002 (3)	(2)
Kittery-I	Kittery, ME	---	1,242	2,961	229	1,600	1,471	4,561	6,032	3,741	1986	(2)
Kittery-II	Kittery, ME	---	1,450	1,835	---	735	1,450	2,570	4,020	1,828	1989	(2)
Lancaster	Lancaster, PA	---	3,691	19,907	---	14,273	3,691	34,180	37,871	18,162	1994 (3)	(2)
Lincoln City	Lincoln City, OR	---	6,500	28,673	268	6,167	6,768	34,840	41,608	6,378	2003 (3)	(2)
Locust Grove	Locust Grove, GA	---	2,558	11,801	---	18,995	2,558	30,796	33,354	13,539	1994	(2)
Myrtle Beach 501	Myrtle Beach, SC	---	10,236	57,094	---	27,363	10,236	84,457	94,693	11,782	2003 (3)	(2)
Nags Head	Nags Head, NC	---	1,853	6,679	---	4,207	1,853	10,886	12,739	4,284	1997 (3)	(2)
Park City	Park City, UT	---	6,900	33,597	343	15,288	7,243	48,885	56,128	7,317	2003 (3)	(2)
Rehoboth	Rehoboth Beach, DE	---	20,600	74,209	1,876	21,725	22,476	95,934	118,410	15,069	2003 (3)	(2)
Riverhead	Riverhead, NY	---	---	36,374	6,152	79,934	6,152	116,308	122,460	51,291	1993	(2)
San Marcos	San Marcos, TX	---	1,801	9,440	16	43,119	1,817	52,559	54,376	23,517	1993	(2)
Sanibel	Sanibel, FL	---	4,916	23,196	---	9,514	4,916	32,710	37,626	11,446	1998 (3)	(2)
Sevierville	Sevierville, TN	---	---	18,495	---	35,447	---	53,942	53,942	19,682	1997 (3)	(2)
Seymour	Seymour, IN	---	1,084	1,891	---	---	1,084	1,891	2,975	1,797	1994	(2)
Terrell	Terrell, TX	---	523	13,432	---	8,541	523	21,973	22,496	12,892	1994	(2)
Tilton	Tilton, NH	---	1,800	24,838	29	7,842	1,829	32,680	34,509	5,670	2003 (3)	(2)
Tuscola	Tuscola, IL	---	1,600	15,428	43	1,374	1,643	16,802	18,445	3,375	2003 (3)	(2)
Washington	Washington, PA	---	5,612	91,486	---	---	5,612	91,486	97,098	1,464	2008	(2)
West Branch	West Branch, MI	---	319	3,428	120	8,853	439	12,281	12,720	6,474	1991	(2)
Westbrook	Westbrook, CT	---	6,264	26,991	4,233	3,541	10,497	30,532	41,029	5,201	2003 (3)	(2)
Williamsburg	Williamsburg, IA	---	706	6,781	718	15,062	1,424	21,843	23,267	14,668	1991	(2)
		$ ---	$ 118,905	$ 797,026	$ 16,784	$ 467,040	$ 135,689	$1,264,066	$ 1,399,755	$ 359,301
(1)       Aggregate cost for federal income tax purposes is approximately $1,464,825.  Building, improvements & fixtures includes amounts included in construction in progress on the consolidated balance sheet.
(2)	The Company generally uses estimated lives ranging from 25 to 33 years for buildings and 15 years for land improvements. Tenant finishing allowances are depreciated over the initial lease term.
(3)      Represents year acquired.

TANGER FACTORY OUTLET CENTERS, INC. and SUBSIDIARIES
SCHEDULE III – (Continued)
REAL ESTATE AND ACCUMULATED DEPRECIATION
For the Year Ended December 31, 2008
(in thousands, as adjusted)

The changes in total real estate for the three years ended December 31, 2008 are as follows:

	2008	2007	2006
Balance, beginning of year	$ 1,287,241	$ 1,216,859	$ 1,152,866
Improvements	115,647	85,507	87,057
Dispositions	(3,133)	(15,125)	(23,064)
Balance, end of year	$ 1,399,755	$ 1,287,241	$ 1,216,859

The changes in accumulated depreciation for the three years ended December 31, 2008 are as follows:

	2008	2007	2006
Balance, beginning of year	$ 312,638	$ 275,372	$ 253,765
Depreciation for the period	49,796	50,508	40,440
Dispositions	(3,133)	(13,242)	(18,833)
Balance, end of year	$ 359,301	$ 312,638	$ 275,372